EXHIBIT 10.1

JOINDER

JOINDER NO. 1 dated as of October 25, 2026 (this “Joinder”), agreed by Sysco Holdings Corporation, a Delaware corporation (the “New Subsidiary Guarantor”), in favor of Bank of America, N.A., as administrative agent, for the benefit of the Administrative Agent, the Lenders and the Issuing Banks under the Credit Agreement referred to below.

Reference is made to the Credit Agreement dated as of April 16, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sysco Corporation, Sysco Canada, Inc., Sysco Global Holdings B.V., the Subsidiary Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement.

Pursuant to Article VIII of the Credit Agreement, the Parent Borrower and certain of its Subsidiaries have provided a guarantee of the Obligations on the terms set forth therein. Section 5.09 of the Credit Agreement requires certain additional Subsidiaries of the Parent Borrower that have guaranteed any of the Notes or the Term Loan Credit Agreement to provide a guarantee of the Obligations and become Subsidiary Guarantors under the Credit Agreement by execution and delivery of this Joinder.

The New Subsidiary Guarantor is a guarantor of the Notes. In accordance with Section 5.09(b) of the Credit Agreement and for good and valuable consideration, receipt of which is hereby acknowledged, the New Subsidiary Guarantor hereby (a) ratifies, adopts and joins the Credit Agreement as a party thereto and unconditionally assumes all the obligations of a Subsidiary Guarantor thereunder; (b) agrees to be bound by the provisions of the Credit Agreement as if the New Subsidiary Guarantor had been an original party thereto as a Subsidiary Guarantor thereunder; (c) expressly ratifies and confirms all of the provisions, indemnifications, waivers, releases, restrictions, duties, responsibilities and obligations of the Subsidiary Guarantors under the Credit Agreement, and (d) confirms that, after joining the Credit Agreement as set forth above, the representations and warranties set forth in the Credit Agreement with respect to the New Subsidiary Guarantor as a Subsidiary (other than the representations and warranties set forth in Sections 3.04(b), 3.06 and 3.07 of the Credit Agreement) are true and correct in all material respects (without duplication of any materiality qualifier) as of the date of this Joinder.

All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. For purposes of notices hereunder and under the Credit Agreement, the notice address for the New Subsidiary Guarantor is the same as that set forth in the Credit Agreement for the other Subsidiary Guarantors.

This Joinder shall be construed, and the rights of the parties hereto determined, in accordance with and governed by the law of the State of New York.

Delivery of an executed counterpart of a signature page of this Joinder by fax, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Joinder.

The provisions of Sections 10.07, 10.09(b), 10.09(c), 10.09(d) and 10.10 of the Credit Agreement are hereby incorporated by reference herein as if set forth in full force herein, mutatis mutandis.

IN WITNESS WHEREOF, the New Subsidiary Guarantor has executed this Joinder as of the day and year first above written.

SYSCO HOLDINGS CORPORATION

By:	/s/ Meena Dafesh
Name:	Meena Dafesh
Title:	Treasurer

[Signature Page to Joinder Agreement]

Acknowledged and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Maurice Washington
Name:	Maurice Washington
Title:	Vice President

[Signature Page to Joinder Agreement]